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                                                                EXHIBIT 17(d)(3)

                        WHEELABRATOR TECHNOLOGIES INC.
                              4 LIBERTY LANE WEST
                         HAMPTON, NEW HAMPSHIRE 03482

                                                                 March 30, 1998

Dear Wheelabrator Technologies Inc. Stockholder:

  Today, WMI Merger Sub, Inc. was merged into Wheelabrator Technologies Inc. (the "Company") under the provisions of Section 251 of the Delaware General Corporation Law. The Company thus became a wholly owned subsidiary of Waste Management, Inc. In the merger, the previously outstanding shares of common stock of the Company were converted into the right to receive $16.50 per share in cash.

  You must now turn in your stock certificates for the Company shares to receive the $16.50 in cash per share merger consideration (unless you wish to assert appraisal rights, as noted in the next paragraph). A Letter of Transmittal is enclosed for you to submit your certificates. You should complete the Letter of Transmittal and sign it at the appropriate places (including the substitute Form W-9 taxpayer identification number certification) and return it along with your stock certificate(s) to Harris Trust Company of New York in the enclosed pre-addressed envelope, in the manner set forth in the instructions to the Letter of Transmittal.

  If you were a stockholder of record of the Company as of the effective date of the merger and asserted appraisal rights, as provided in Section 262 of the Delaware General Corporation Law, do not turn in your stock certificates with the Letter of Transmittal. Strict compliance with the requirements of Section 262 is necessary in order to properly perfect appraisal rights, and you are urged to review those requirements carefully.

  If you have any questions or require assistance, please call Wheelabrator Shareholder Services, the Information Agent, at (800) 443-6474 or Harris Trust Company of New York, the Paying Agent, at (212) 701-7694.

                                          Wheelabrator Technologies Inc.

Enclosures:
 Letter of Transmittal, Guidelines for Certification of
 Taxpayer Identification Number, Return Envelope